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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

AUGUST 29, 2000



CONTACTS:     BOB MCLEAN
              CHIEF FINANCIAL OFFICER
              PC SERVICE SOURCE
              972.481.4000

              MORTI TENENHAUS
              PRESIDENT & CHIEF EXECUTIVE OFFICER
              PC SERVICE SOURCE
              972.481.4000


                PC SERVICE SOURCE FILES FOR BANKRUPTCY PROTECTION

         Dallas, Texas, August 29, 2000 -- PC Service Source, Inc. (Nasdaq:
PCSS) announced today that the company has filed a voluntary petition for protection under Chapter 11 of the Bankruptcy Code for the company and all of its subsidiaries. The petition was filed in the federal bankruptcy court for the Northern District of Texas, Dallas Division.

         Due to the significant losses from the company's discontinued parts sales division, the company filed for Chapter 11 protection to seek a financial reorganization of its rapid turnaround desktop and notebook repair business. The company and it subsidiaries will continue to operate the company's repair business under the protection of the bankruptcy court while seeking to finalize a plan of reorganization to implement its anticipated restructuring.

         Morti Tenenhaus, the company's president and chief executive officer commented, "We believe the most effective way to serve our existing customer base and maximize the future growth of our rapid turnaround desktop and notebook repair business is to operate in the ordinary course of business under Chapter
11. We continue to believe the combination of our customer base, ability to timely perform desktop, notebook and component repair services, and our dedicated employees give us a unique market position. As a result, we will also continue to work toward securing a strategic or financial partner for the repair business to enhance its growth potential."

         PC Service Source also announced today that it expects to be delisted from Nasdaq later this week because the company is currently not in compliance with Nasdaq's continued listing requirements. The company anticipates filing its 10-Q for the three month period ended June 30, 2000 next week.


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CAUTION REGARDING FORWARD-LOOKING STATEMENTS: The Company occasionally makes forward-looking statements concerning its plans, goals, product and service offerings, and anticipated financial performance. These forward- looking statements may generally be identified by introductions such as "outlook" for an upcoming period of time, or words and phrases such as "should", "expect", "hope", "plans", "projected", "believes", "forward-looking" (or variants of those words and phrases) or similar language indicating the expression of an opinion or view concerning the future. These forward-looking statements are subject to risks and uncertainties based on a number of factors and actual results or events may differ materially from those anticipated by such forward-looking statements. These factors include, but are not limited to, the Company's ability to continue to operate its rapid turnaround desktop and notebook repair business under the protection of Chapter 11, the availability of working capital financing, product supply and dependence on key vendors, as well as those described under the heading "Caution Regarding Forward-Looking Statements" in the Company's Report on Form 10-K for the fiscal year ended December 31, 1999 as it may be updated in any subsequent Report on Form 10-Q, all as filed with the Securities and Exchange Commission. The Company does not plan to generally publicly update prior forward-looking statements for unanticipated events or otherwise and, accordingly, prior forward-looking statements should not be considered to be "fresh" simply because the Company has not made additional comments on those forward-looking statements.


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